SUB-ADVISORY AGREEMENT

LVIP BLENDED MID CAP MANAGED VOLATILITY

FUND

This Sub-Advisory Agreement (“Agreement”) executed as of February 8, 2016, is between LINCOLN INVESTMENT ADVISORS CORPORATION, a New Hampshire corporation (the “Adviser”), and T. ROWE PRICE ASSOCIATES, INC., a Maryland corporation (the “Sub-Adviser”).

WHEREAS, Lincoln Variable Insurance Products Trust (the “Trust”), on behalf of the LVIP Blended Mid Cap Managed Volatility Fund (the “Fund”), has entered into an Investment Management Agreement, dated April 30, 2007, with the Adviser, pursuant to which the Adviser has agreed to provide certain investment management services to the Fund; and

WHEREAS, the Sub-Adviser is principally engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Adviser desires to appoint Sub-Adviser as investment sub-adviser to provide the investment advisory services to a portion of the Fund specified herein, and Sub-Adviser is willing to serve the Fund in such capacity.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY SUB-ADVISER TO THE FUND.

(a) Subject to the direction and control of the Board of Trustees (the “Trustees”) of the Trust, the Sub-Adviser, at its expense, will furnish continuously an investment program for a portion of the Fund which shall at all times meet the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986 (the “Code”). The Sub-Adviser will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities. The Sub-Adviser will be an independent contractor and will not have authority to act for or represent the Trust or Adviser in any way or otherwise be deemed an agent of the Trust or Adviser except as expressly authorized in this Agreement or another writing by the Trust, Adviser and the Sub-Adviser.

(b) The Sub-Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding determination of net asset value per share, portfolio accounting and shareholder accounting services). The Sub-Adviser shall be responsible for commercially reasonable expenses relating to the printing and mailing of required supplements to the Fund’s registration statement, provided that such supplements relate solely to a change in control of the Sub-Adviser or any change in the portfolio manager or managers assigned by the Sub-Adviser to manage the Fund.

(c) The Sub-Adviser shall vote proxies relating to the Fund’s investment securities in the manner in which the Sub-Adviser believes to be in the best interests of the Fund, and shall review its proxy voting activities on a periodic basis with the Trustees. The Trust or Adviser may withdraw the authority granted to the Sub-Adviser pursuant to this Section at any time upon written notice.

(d) The Sub-Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein (except to the extent such transactions are effected in accordance with such policies or procedures as may be established by the Board of Trustees.) In the selection of brokers, dealers or futures commission merchants and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Sub-Adviser shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. The Adviser reserves the right to direct the Sub-Adviser upon written notice not to execute transactions through any particular broker(s) or dealer(s), and the Sub-Adviser agrees to comply with such request within ten business days of receiving written notice. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Sub-Adviser, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or futures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other transactions. Subject to such policies as the Trustees may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser’s over-all responsibilities with respect to the Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Sub-Adviser shall maintain records adequate to demonstrate compliance with this section.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in compliance with Section 17(d) of the Investment Company Act of 1940 and the rules established thereunder, Section 206 of the Investment Advisers Act of 1940 and any rules established thereunder, and pursuant to policies adopted by the Sub-Adviser and approved by the Board of Trustees of the Fund.

(e) The Sub-Adviser will provide advice and assistance to the Adviser as to the determination of the fair value of certain investments where market quotations are not readily available for purposes of calculating net asset value of the Fund in accordance with valuation procedures and methods established by the Trustees.

(f) The Sub-Adviser shall furnish the Adviser and the Board of Trustees with such information and reports regarding the Fund’s investments as the Adviser deems appropriate or as the Board of Trustees shall reasonably request. The Sub-Adviser shall make its officers and employees available from time to time (including attendance at Board of Trustees Meetings) at such reasonable times as the parties may agree to review investment policies of the Fund and to consult with the Adviser or the Board of Trustees regarding the investment affairs of the Fund.

(g) The Sub-Adviser shall not consult with any other sub-adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning the assets of the Fund, except as permitted by the policies and procedures of the Fund.

(h) In the performance of its duties, the Sub-Adviser shall be subject to, and shall perform in accord with, the following: (i) provisions of the organizational documents of the Trust that are applicable to the Fund; (ii) the investment objectives, policies and restrictions of the Fund as stated in the Fund’s currently effective Prospectus and Statement of Additional Information (“SAI”) as amended from time to time; (iii) the Investment Company Act of 1940 (the “1940 Act”) and the Investment Advisers Act of 1940 (the “Advisers Act”); (iv) any written instructions and directions of the Trustees, the Adviser or Fund management; and (v) its general fiduciary responsibility to the Fund.

(i) The Sub-Adviser shall assist the Fund in the preparation of its registration statement, prospectus, shareholder reports, marketing materials and other regulatory filings, or any amendment or supplement thereto (collectively, “Regulatory Filings”) and shall provide the Fund with disclosure for use in the Fund’s Regulatory Filings, including, without limitation, any requested disclosure related to the Sub-Adviser’s investment management personnel, portfolio manager compensation, Codes of Ethics, firm description, investment management strategies and techniques, and proxy voting policies.

(j) The Sub-Adviser shall furnish the Adviser, the Board of Trustees and/or the Chief Compliance Officer of the Trust and/or the Adviser with such information, certifications and reports as such persons may reasonably deem appropriate or may request from the Sub-Adviser regarding the Sub-Adviser’s compliance with Rule 206(4)-7 of the Advisers Act and the Federal Securities Laws, as defined in Rule 38a-l under the 1940 Act. Such information, certifications and reports shall include, without limitation, those regarding the Sub-Adviser’s compliance with the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, the Code of Ethics of the Sub-Adviser and the Trust and certifications as to the validity of certain information included in the Fund’s Regulatory Filings. The Sub-Adviser shall make its officers and employees (including its Chief Compliance Officer) available to the Adviser and/or the Chief Compliance Officer of the Trust and/or the Adviser from time to time to examine and review the Sub-Adviser’s compliance program and its adherence thereto.

(k) The Sub-Adviser is not required to execute foreign currency trades through the Fund’s custodian but may, in its sole discretion and in accordance with its fiduciary duty, select the custodian or counterparties for the execution of foreign currency transactions.

(l) In the event the Fund engages in trading certain derivative contracts subject to

CFTC regulation, Adviser represents that, with respect to the Fund: (a) pursuant to Commodity Futures Trading Commission Rule 4.5 (“Rule 4.5”), the Adviser is not required to be registered as a “commodity pool operator” under the Commodity Exchange Act; (b) a notice of eligibility claiming exclusion from registration has been filed in accordance with Rule 4.5; and (c) during the term of this Agreement, Adviser will ensure that all requirements necessary in order to claim an exclusion from registration under Rule 4.5 are satisfied; provided that Sub-Adviser shall manage its portion of the Fund consistent with the Fund continuing to rely on Rule 4.5. Adviser represents that, with respect to the Fund, it is exempt from registration as a commodity trading adviser or will notify Sub-Adviser if Adviser determines to register with respect to the Fund.

(m) The Adviser represents that Shares of the Fund are currently offered as underlying investments for variable insurance and annuity products (collectively, “Insurance Products”). The Adviser agrees that should the Fund be offered in the future directly to investors other than the Insurance Products, the Adviser shall provide the Sub-Adviser, in a manner and with such frequency as is mutually agreed upon by the parties, with a list of (i) each “government entity” (as defined by Rule 206(4)-5 under the Investment Advisers Act of 1940, as amended (“Advisers Act”)), invested in the Fund where the account of such government entity can reasonably be identified as being held in the name of or for the benefit of such government entity on the records of the Fund; and (ii) each government entity that sponsors or establishes a 529 Plan and has selected the Fund as an option to be offered by such 529 Plan.

(n) The Sub-Adviser and the Adviser acknowledge that the Sub-Adviser is not the compliance agent for the Fund, and does not have access to all of the Fund’s books and records necessary to perform certain compliance testing. To the extent that the Sub-Adviser has agreed to perform the services specified in this Agreement in accordance with applicable law (including subchapter M or section 817 of the Internal Revenue Code of 1986) as amended (the “Code”), the Commodity Exchange Act, the 1940 Act, and the Advisers Act (“Applicable Law”)) and in accordance with the Trust Documents, policies and determination of the Board of the Trust and the Adviser and the Trust’s Prospectus, the Sub-Adviser shall perform such services based upon its books and records and information in its possession, which comprise a portion of the Fund’s books and records, and upon written instructions received from the Fund, Adviser or the Fund’s administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Prospectus and Applicable Law based upon such books and records and such instructions provided by the Fund, Adviser or the Fund’s administrator. The Sub-Adviser shall be afforded a reasonable amount of time to implement any such instructions.

(o)       With respect to any investments, including but not limited to repurchase and reverse repurchase agreements, derivatives contracts, futures contracts, International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreements, and options on futures contracts, which are permitted to be made by the Sub-Adviser in accordance with this Agreement and the investment objectives and strategies of the Fund, as outlined in the Registration Statement for the Fund and any written instructions from the Adviser, the Adviser hereby authorizes and directs the Sub-Adviser to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement including, but not limited to, executing as agent, on behalf of the Fund, brokerage agreements and other documents to establish, operate and conduct all brokerage, collateral or other trading accounts, and executing as agent, on behalf of the Fund, such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any permitted investment, including limited partnership agreements, repurchase and derivative master agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations. The Sub-Adviser also is hereby authorized to instruct the

Fund custodian with respect to any collateral management activities in connection with any derivatives transactions. The Adviser acknowledges and understands that it will be bound by any such trading accounts established, and agreements and other documentation executed, by the Sub-Adviser for such investment purposes and agrees to provide the Sub-Adviser with tax information, governing documents, legal opinions and other information concerning the Funds necessary to complete such agreements and other documentation.

The authority shall include, without limitation the authority on behalf of and in the name of the Fund to execute:

(i) documentation relating to private placements and bank debt (including Loan Syndications and Trading Association and Loan Market Association documentation);

(ii) waivers, consents, amendments or other modifications relating to investments; and

(iii) purchase agreements, sales agreements, commitment letters, pricing letters, registration rights agreements, indemnities and contributions, escrow agreements and other investment related agreements.

2.	OTHER AGREEMENTS.

The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

3.	COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER.

(a) As compensation for the services to be rendered by the Sub-Adviser under the provisions of this Agreement, the Adviser will pay to the Sub-Adviser a fee each month based on the average daily net assets of the Fund during the month. Solely for the purpose of determining the promptness of payments, payments shall be considered made upon mailing or wiring pursuant to wiring instructions provided by the Sub-Adviser. Such fee shall be calculated in accordance with the fee schedule applicable to the Fund as set forth in Schedule A attached hereto.

(b) The fee shall be paid by the Adviser, and not by the Fund, and without regard to any reduction in the fees paid by the Fund to the Adviser under its management contract as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser. Such fee to the Sub-Adviser shall be payable for each month within 10 business days after the end of such month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4.	AUTOMATIC TERMINATION.

This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the investment advisory contract between the Adviser and the Fund shall have terminated for any reason.

5.	EFFECTIVE PERIOD; TERMINATION AND AMENDMENT OF THIS AGREEMENT.

(a) This Agreement shall become effective as of the date first written above, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as set forth below. This Agreement shall automatically terminate in the event of its assignment or in the event of termination of the Investment Management Agreement.

(b) This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually by the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund as required by the 1940 Act; provided, however, that this Agreement may be terminated at any time without the payment of any penalty:

(i) by the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund;

(ii) by the Adviser on 60 days’ written notice to the Sub-Adviser; or

(iii) by the Sub-Adviser on 60 days’ written notice to the Adviser.

(c) Except to the extent permitted by the Investment Company Act of 1940 or the rules or regulations thereunder or pursuant to any exemptive relief granted by the Securities and Exchange Commission (“SEC”), this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund (unless such approval is not required by Section 15 of the Investment Company Act of 1940 as interpreted by the SEC or its staff) and by the vote of a majority of the Independent Trustees.

6.	CERTAIN INFORMATION.

The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement, (b) the Sub-Adviser has a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code (c) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, and (d) the principal officers of the Sub-Adviser or any portfolio manager of the Fund shall have changed.

7.	NONLIABILITY OF SUB-ADVISER.

(a) Except as may otherwise be provided by the Investment Company Act of 1940 or the Investment Advisers Act of 1940, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability to the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

(b) Failure by the Sub-Adviser to assure that the investment program for the Fund meets the diversification requirements of Section 817(h) of the Code, as required by Section 1 of this Agreement, shall constitute gross negligence per se under sub-paragraph 7(a) above.

8.	INDEMNIFICATION.

(a) Notwithstanding Section 7, the Sub-Adviser agrees to indemnify the Adviser and the Fund for, and hold them harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Sub-Adviser) or litigation (including reasonable legal and other expenses) to which the Adviser or the Fund may become subject as a result of:

(i)       any failure by the Sub-Adviser, whether unintentional or in good faith or otherwise, to adequately diversify the investment program of the Fund pursuant to the requirements of Section 817(h) of the Code, and the regulations issued thereunder; or

(ii)       any untrue statement of a material fact contained in disclosure relating to the portfolio management of the Fund that is provided by the Sub-Adviser to Adviser expressly for inclusion in the Fund’s prospectus, registration statement, SAI, proxies, shareholder reports and other filings made with the SEC (“SEC Filings”) or any omission of a material fact required to be stated necessary to make such disclosure not misleading; provided that the Sub-Adviser shall have been given reasonably prompt written notice concerning any matter for which indemnification is claimed under this Section.

(b) The Adviser agrees to indemnify the Sub-Adviser for, and hold it harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser) or litigation (including reasonable legal and other expenses) to which the Sub-Adviser may become subject as a result of any untrue statement of a material fact (or any omission of a material fact required to be stated necessary to make such disclosure not misleading) pertaining to the Fund contained in the Fund’s SEC Filings, provided that such indemnity shall not apply to such losses, claims, damages, liabilities or litigation as a result of disclosure provided or reviewed by the Sub-Adviser under subsection (a)(ii) above.

9.	RECORDS; RIGHT TO AUDIT.

(a) The Sub-Adviser agrees to maintain in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Fund’s investments made by the Sub-Adviser that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are the property of the Fund, and the Sub-Adviser will surrender promptly to the Fund any such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement and shall transfer all such records to any entity designated by the Adviser upon the termination of this Agreement.

(b) The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Fund’s auditors, any representative of the Fund, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Fund.

10.	CONFIDENTIAL INFORMATION

(a) The Sub-Adviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Fund, or if disclosure is expressly required by applicable federal or state regulatory authorities or by this Agreement.

(b) Notwithstanding the foregoing, the Sub-Adviser shall not disclose to any third party the “non-public portfolio holdings” of the Fund, unless (1) there is a legitimate business purpose for such disclosure, and (2) such third party agrees in writing with Sub-Adviser to keep such information confidential and to not engage in trading based upon such information. “Non-public portfolio holdings” means holdings which have not first been made public by making a filing with the Securities and Exchange Commission which is required to include such portfolio holdings information.

11.	USE OF SERVICES OF OTHERS

In rendering the services required under this Agreement, Sub-Adviser may, consistent with applicable law from time to time, employ, delegate, or associate with itself such affiliated or unaffiliated person or persons as it believes reasonably necessary to assist it in carrying out its non-advisory obligations under this Agreement; provided, however, that (a) any such delegation shall not involve any such person serving as an “adviser” to the Fund within the meaning of the 1940 Act; (b) Sub-Adviser shall remain liable to Adviser for the performance of Sub-Adviser’s obligations hereunder, to extent specified in the Nonliability of Sub-Adviser Section of this Agreement; (c) neither Adviser nor the Fund shall be responsible for any fees that any such person may charge to Sub-Adviser for such services; and (d) the Sub-Adviser will, prior to employing, delegating, or associating with such person, provide to the Adviser the identity of such persons and such other information as the Adviser may reasonably request.

12.	MARKETING MATERIALS.

(a) The Fund shall furnish to the Sub-Adviser, prior to its use, each piece of advertising, supplemental sales literature or other promotional material in which the Sub-Adviser or any of its affiliates is named. No such material shall be used except with prior written permission of the Sub-Adviser or its delegate. The Sub-Adviser agrees to respond to any request for approval on a prompt and timely basis. Failure by the Sub-Adviser to respond within ten (10) calendar days to the Fund shall relieve the Fund of the obligation to obtain the prior written permission of the Sub-Adviser.

(b) The Sub-Adviser shall furnish to the Fund, prior to its use, each piece of advertising, supplemental sales literature or other promotional material in which the Fund, the Adviser or any of the Adviser’s affiliates is named. No such material shall be used except with prior written permission of the Fund or its delegate. The Fund agrees to respond to any request for approval on a prompt and timely basis. Failure by the Fund to respond within ten (10) calendar days to the Sub-Adviser shall relieve the Sub-Adviser of the obligation to obtain the prior written permission of the Fund.

13.	GOVERNING LAW.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the Investment Company Act of 1940 or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of Delaware or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act of 1940 or other federal laws and regulations which may be applicable, the latter shall control.

14.	SEVERABILITY/INTERPRETATION.

If any provision of this Agreement is held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

15.	NOTICES.

Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed to the other party, or transmitted by facsimile to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

(a) If to the Sub-adviser:

T. Rowe Price Associates

4515 Painters Mill Road

Owings Mills, Maryland 21117

Attn: Legal Subadvised

Facsimile (410) 345-6575

(b) If to the Adviser:

Lincoln Investment Advisors Corporation

Attention: Chief Counsel, Funds Management

150 N. Radnor Chester Road

Radnor, PA 19087

16.	CERTAIN DEFINITIONS.

For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” and “assignment” shall have the meaning defined in the 1940 Act, and subject to such orders or no-action letters as may be granted by the SEC and/or its staff.

IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.

T. Rowe Price Associates, Inc.

Signature: /s/ Savonne L. Ferguson

By: Savonne L. Ferguson

Title: Vice President

Lincoln Investment Advisors Corporation

Signature: /s/ Kevin J. Adamson

By: Kevin J. Adamson

Title: President